Exhibit 99.1

The Container Store Group, Inc. Announces First Quarter Fiscal 2020 Financial Results

Announces CFO Transition Plan

Coppell, TX — July 28, 2020 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the first quarter of fiscal 2020 ended June 27, 2020.

●	Consolidated net sales were $151.7 million, down 27.6%. Net sales in The Container Store retail business (“TCS”) were $139.4 million, down 28.5% due to the impact of COVID-19 on store operations. Elfa International AB (“Elfa”) third-party net sales were $12.3 million, down 14.6% due to COVID-19.
●	Online sales increased by 192.3% in the first quarter of fiscal 2020, which nearly tripled compared to the first quarter of fiscal 2019.
●	Consolidated net loss and net loss per share (“EPS”) were $16.7 million and ($0.34) compared to a net loss of $4.1 million and ($0.08) in the first quarter of fiscal 2019. Adjusted net loss per share (“Adjusted EPS”) was ($0.32) compared to ($0.08) in the first quarter of fiscal 2019 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).
●	Net cash provided by operating activities was $25.6 million in the first quarter of fiscal 2020, compared to net cash used in operating activities of $8.3 million in the first quarter of fiscal 2019. Free cash flow generation during the first quarter of fiscal 2020 was strong, despite the significant impact of COVID-19, with free cash flow of $21.7 million generated in the first quarter of fiscal 2020, compared to $17.0 million utilized in the first quarter of fiscal 2019, as a result of the many actions undertaken by the Company to preserve liquidity (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

Melissa Reiff, Chairwoman and Chief Executive Officer commented, “Our first quarter results were significantly impacted by the COVID-19 pandemic. We moved swiftly to protect the health and safety of our employees and customers by temporarily closing stores and shifting select locations to operate with curbside pickup. I am very proud of the dedication and commitment our teams exhibited during this time, and particularly pleased with the resiliency of our operating model as we were able to maintain over 72% of our consolidated net sales from the prior year period with our strong online channel growth that nearly tripled over the prior year in the first quarter. Deleverage on the sales decline, combined with a higher mix of online sales with certain temporary incremental costs to fulfill these sales, were meaningful profitability headwinds. However, we moved quickly to reduce expenses and preserve capital to help mitigate the bottom line and free cash flow impact, enabling us to deliver positive adjusted EBITDA for the quarter.”

Ms. Reiff continued, “As of today all of our stores are now reopened and operating at close to normalized schedules, with limited capacity. Retail sales trends have improved and we preserved approximately 90% of prior year sales for the fiscal month of July when looking at our sales orders taken. While we expect sales and margin performance to improve as fiscal 2020 progresses, we remain disciplined and agile as we manage the business in this still uncertain environment.”

First Quarter Fiscal 2020 Results

For the first quarter (thirteen weeks) ended June 27, 2020:

●	Consolidated net sales were $151.7 million, down 27.6% compared to the first quarter of fiscal 2019, due primarily to the impact of COVID-19 on store operations. TCS net sales were $139.4 million, down approximately 28.5% with Custom Closets declining 22.7% and other product categories declining 33.5%. Although the impact of COVID-19 and the related temporary closure of our stores negatively affected our net sales for the first quarter of fiscal 2020, our online sales increased 192.3%, compared to the first quarter of fiscal 2019. Elfa third-party net sales were $12.3 million, down approximately $2.1 million or 14.6%, compared to the first quarter of fiscal 2019, however, excluding the impact of foreign currency translation, Elfa third-party sales were down 12.5%. As a result of the extended closures of the Company’s stores due to the COVID-19 pandemic and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for the first quarter of fiscal 2020.

●	Consolidated gross margin was 51.6%, a decrease of 560 basis points, compared to the first quarter of fiscal 2019. TCS gross margin decreased 760 basis points to 49.8%, primarily due to increased shipping costs as a result of a higher mix of online sales and increased promotional activity in the first quarter of fiscal 2020. Elfa gross margin increased 640 basis points primarily due to favorable customer and product sales mix and, to a lesser extent, lower direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) decreased by 20.9% to $86.3 million in the first quarter of fiscal 2020 from $109.0 million in the first quarter of fiscal 2019. SG&A as a percentage of net sales increased 490 basis points primarily due to the deleverage of occupancy and other fixed costs associated with lower sales, partially offset by reductions in payroll, transportation and marketing costs during the quarter.
●	Other expenses increased to $0.8 million in the first quarter of fiscal 2020 due to severance costs associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures.
●	Consolidated net interest expense decreased 13.3% to $4.9 million in the first quarter of fiscal 2020 from $5.7 million in the first quarter of fiscal 2019. The decrease is primarily due to lower interest rates, combined with a lower principal balance on the Senior Secured Term Loan Facility, partially offset by increased borrowings on the asset-based revolving credit agreement.
●	The effective tax rate was 29.3% in the first quarter of fiscal 2020, as compared to 30.5% in the first quarter of fiscal 2019. The decrease in the effective tax rate is primarily due to stock-based compensation and the jurisdictional mix of income.
●	Net loss was $16.7 million, or ($0.34) per share, in the first quarter of fiscal 2020 compared to net loss of $4.1 million, or ($0.08) per share in the first quarter of fiscal 2019. Adjusted net loss was $15.5 million, or ($0.32) per share, in the first quarter of fiscal 2020 compared to adjusted net loss of $4.1 million, or ($0.08) per share in the first quarter of fiscal 2019 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).
●	Adjusted EBITDA (see Reconciliation of GAAP to Non-GAAP Financial Measures table) was $4.5 million in the first quarter of fiscal 2020 compared to $10.6 million in the first quarter of fiscal 2019. The decrease in Adjusted EBITDA was driven by the higher net loss in the first quarter of fiscal 2020, partially offset by a decrease in cash lease expense due to renegotiated terms with landlords during COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments and the modification of certain lease terms for a substantial portion of our leased properties.

Balance sheet and liquidity highlights:

(In thousands)	June 27, 2020	June 29, 2019
Cash	$63,508	$11,404
Total debt, net of deferred financing costs	$308,694	$289,438
Liquidity (1)	$106,890	$82,709
Free cash flow (2)	$21,701	$(17,024)

(1)	Cash plus availability on revolving credit facilities.
(2)	See Reconciliation of GAAP to Non-GAAP Financial Measures table.

CFO Transition Plan

The Company announced today that Jeff Miller, Vice President and Chief Accounting Officer, will succeed Jodi Taylor as Chief Financial Officer effective August 31, 2020. Ms. Taylor will continue to serve as Chief Administrative Officer and Secretary, which we expect will ensure a seamless transition for Mr. Miller.

Mr. Miller has been with The Container Store since August 2013 and has served as its Chief Accounting Officer since that time. Prior to joining The Container Store, Mr. Miller was previously at FedEx Office for over 10 years and served in a variety of roles with increasing responsibility, progressing to Vice President and Controller from 2008 until his departure. Mr. Miller began his career as a public accountant with Arthur Andersen and Ernst & Young. He brings over 25 years of accounting and financial reporting experience to the Chief Financial Officer role.

Ms. Reiff said, “I want to thank Jodi for her tenure as The Container Store’s Chief Financial Officer. During the past 13 years, Jodi has led the company’s financial teams through many milestones including our initial public offering as well as, most recently, our development and execution of our initiatives to revitalize sales and profitability. She has also developed a strong team and has positioned the company well for this upcoming transition. I am pleased to have her partnership as she continues to serve as our Chief Administrative Officer, and I have the utmost confidence in Jeff’s ability to continue to lead our financial functions. I have worked closely with Jeff over the years and I am excited to announce his appointment as Chief Financial Officer.”

Conference Call Information

A conference call to discuss first quarter fiscal 2020 financial results is scheduled for today, July 28, 2020, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13706739. The replay will be available until August 28, 2020.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; our anticipated financial performance; our plans in response to the outbreak of COVID-19 and our expected CFO transition.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the outbreak of COVID-19 and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating two distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; employee furloughs and uncertainty about their ability to return to work; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; and significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 17, 2020, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

	Thirteen Weeks Ended
(In thousands, except share and per share amounts)	June 27, 2020	June 29, 2019
	(unaudited)	(unaudited)
Net sales	$151,686	$209,520
Cost of sales (excluding depreciation and amortization)	73,447	89,713
Gross profit	78,239	119,807
Selling, general, and administrative expenses (excluding depreciation and amortization)	86,265	109,029
Stock-based compensation	832	811
Pre-opening costs	9	477
Depreciation and amortization	8,949	9,706
Other expenses (income)	809	(27)
Gain on disposal of assets	(7)	(4)
Loss from operations	(18,618)	(185)
Interest expense, net	4,950	5,709
Loss before taxes	(23,568)	(5,894)
Benefit for income taxes	(6,898)	(1,795)
Net loss	$(16,670)	$(4,099)

Net loss per common share — basic and diluted	$(0.34)	$(0.08)

Weighted-average common shares — basic and diluted	48,389,205	48,231,148

The Container Store Group, Inc.

Consolidated balance sheets

	June 27,	March 28,	June 29,
(In thousands)	2020	2020	2019
Assets	(unaudited)		(unaudited)
Current assets:
Cash	$63,508	$67,755	$11,404
Accounts receivable, net	25,369	24,721	27,821
Inventory	109,182	124,207	120,512
Prepaid expenses	8,632	8,852	11,129
Income taxes receivable	3,391	4,724	1,124
Other current assets	14,235	11,907	11,867
Total current assets	224,317	242,166	183,857
Noncurrent assets:
Property and equipment, net	141,504	147,540	152,448
Noncurrent operating lease assets	311,911	347,170	353,490
Goodwill	202,815	202,815	202,815
Trade names	225,100	222,769	225,182
Deferred financing costs, net	153	170	223
Noncurrent deferred tax assets, net	2,411	2,311	1,898
Other assets	2,250	1,873	1,607
Total noncurrent assets	886,144	924,648	937,663
Total assets	$1,110,461	$1,166,814	$1,121,520

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	June 27,	March 28,	June 29,
(In thousands, except share and per share amounts)	2020	2020	2019
Liabilities and shareholders’ equity	(unaudited)		(unaudited)
Current liabilities:
Accounts payable	$51,656	$53,647	$55,387
Accrued liabilities	75,962	66,046	68,507
Revolving lines of credit	5,533	9,050	9,951
Current portion of long-term debt	6,952	6,952	6,931
Current operating lease liabilities	53,165	62,476	58,664
Income taxes payable	198	—	2,011
Total current liabilities	193,466	198,171	201,451
Noncurrent liabilities:
Long-term debt	296,209	317,485	272,556
Noncurrent operating lease liabilities	301,399	317,284	327,221
Noncurrent deferred tax liabilities, net	45,053	50,178	50,182
Other long-term liabilities	11,304	11,988	8,903
Total noncurrent liabilities	653,965	696,935	658,862
Total liabilities	847,431	895,106	860,313
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,491,369 shares issued at June 27, 2020; 48,316,559 shares issued at March 28, 2020; 48,283,197 shares issued at June 29, 2019	485	483	483
Additional paid-in capital	867,332	866,667	864,386
Accumulated other comprehensive loss	(28,970)	(36,295)	(25,929)
Retained deficit	(575,817)	(559,147)	(577,733)
Total shareholders’ equity	263,030	271,708	261,207
Total liabilities and shareholders’ equity	$1,110,461	$1,166,814	$1,121,520

The Container Store Group, Inc.

Consolidated statements of cash flows

	Thirteen Weeks Ended
	June 27,	June 29,
(In thousands) (unaudited)	2020	2019

Operating activities
Net loss	$(16,670)	$(4,099)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	8,949	9,706
Stock-based compensation	832	811
Gain on disposal of assets	(7)	(4)
Deferred tax benefit	(7,178)	(1,891)
Non-cash interest	465	465
Other	104	—
Changes in operating assets and liabilities:
Accounts receivable	204	(2,200)
Inventory	16,085	(11,923)
Prepaid expenses and other assets	(1,841)	(670)
Accounts payable and accrued liabilities	11,651	2,275
Net change in lease assets and liabilities	9,851	(152)
Income taxes	1,560	(1,009)
Other noncurrent liabilities	1,609	370
Net cash provided by (used in) operating activities	25,614	(8,321)

Investing activities
Additions to property and equipment	(3,913)	(8,703)
Proceeds from sale of property and equipment	6	4
Net cash used in investing activities	(3,907)	(8,699)

Financing activities
Borrowings on revolving lines of credit	11,340	17,961
Payments on revolving lines of credit	(15,288)	(13,599)
Borrowings on long-term debt	—	19,000
Payments on long-term debt	(21,739)	(1,741)
Payment of taxes with shares withheld upon restricted stock vesting	(406)	(347)
Net cash (used in) provided by financing activities	(26,093)	21,274

Effect of exchange rate changes on cash	139	(214)

Net (decrease) increase in cash	(4,247)	4,040
Cash at beginning of fiscal period	67,755	7,364
Cash at end of fiscal period	$63,508	$11,404

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net loss, adjusted net loss per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income or net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance.

The Company presents adjusted net loss, adjusted net loss per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net loss as net loss before restructuring charges, charges related to the impact of COVID-19 on business operations, severance charges associated with COVID-19, charges related to an Elfa manufacturing facility closure, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our optimization plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net loss per common share - diluted as adjusted net loss divided by the diluted weighted average common shares outstanding. We use adjusted net loss and adjusted net loss per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net loss and adjusted net loss per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net loss before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by (used in) operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the decline in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of Elfa third-party net sales decline without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net loss and adjusted net loss per common share - diluted with the most directly comparable GAAP financial measures of GAAP net loss and GAAP net loss per common share - diluted.

	Thirteen
	Weeks Ended
	June 27, 2020	June 29, 2019
Numerator:
Net loss	$(16,670)	$(4,099)
COVID-19 costs (a)	1,223	—
Severance (b)	809	—
Taxes (c)	(885)	—
Adjusted net loss	$(15,523)	$(4,099)

Denominator:
Weighted-average common shares outstanding — basic and diluted	48,389,205	48,231,148

Net loss per common share — basic and diluted	$(0.34)	$(0.08)
Adjusted net loss per common share — basic and diluted	$(0.32)	$(0.08)

(a)	Includes incremental costs attributable to the COVID-19 pandemic, substantially all of which consist of hazard pay for distribution center employees and sanitization costs.

(b)	Includes costs associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures.

(c)	Tax impact of adjustments to net loss which are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net loss.

	Thirteen Weeks Ended
	June 27, 2020	June 29, 2019
Net loss	$(16,670)	$(4,099)
Depreciation and amortization	8,949	9,706
Interest expense, net	4,950	5,709
Income tax benefit	(6,898)	(1,795)
EBITDA	$(9,669)	$9,521
Pre-opening costs (a)	9	477
Non-cash lease expense (b)	11,138	(64)
Stock-based compensation (c)	832	811
Foreign exchange losses (gains) (d)	121	(75)
COVID-19 costs (e)	1,223	—
Severance and other costs (f)	809	(27)
Adjusted EBITDA	$4,463	$10,643

(a)	Non-capital expenditures associated with opening new stores and relocating stores, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased due to renegotiated terms with landlords during the first quarter of fiscal 2020 due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments and the modification of certain lease terms for a substantial portion of our leased properties.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(e)	Includes incremental costs attributable to the COVID-19 pandemic, substantially all of which consist of hazard pay for distribution center employees and sanitization costs.

(f)	Severance and other costs include amounts our management does not consider in our evaluation of our ongoing operations. For the first quarter of fiscal 2020, Severance and other costs consist of amounts associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures, and for the first quarter of fiscal 2019, consist of severance and other charges unrelated to COVID-19.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by (used in) operating activities.

	Thirteen Weeks Ended
	June 27,	June 29,
	2020	2019
Net cash provided by (used in) operating activities	$25,614	$(8,321)
Less: Additions to property and equipment	(3,913)	(8,703)
Free cash flow	$21,701	$(17,024)